
                                        WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                     (in thousands, except ratios)



                                                                       Three Months Ended
                                                                            March 31,                 Years Ended December 31,
                                                                     ------------------------  -------------------------------------
                                                                        1998         1997          1997         1996        1995
                                                                     -----------  -----------  -----------  -----------  -----------
                                                                     (unaudited)  (unaudited)
Earnings:
Loss before income taxes                                             $   (4,011)  $   (3,210)  $  (22,572)  $  (14,589)  $   (4,873)
Add back: Interest expense                                                3,258        2,774       11,675       10,718       10,899
          Amortization of debt issuance cost                                347          346        1,387        1,361        1,036
          Portion of rent expense representative of interest factor         123          119          519          459          451
                                                                     -----------  -----------  -----------  -----------  -----------

Earnings (loss) as adjusted                                          $     (283)  $       29   $   (8,991)  $   (2,051)  $    7,513
                                                                     ===========  ===========  ===========  ===========  ===========

Fixed charges:
 Interest expense                                                    $    3,258   $    2,774   $   11,675   $   10,718   $   10,899
 Amortization of debt issuance cost                                         347          346        1,387        1,361        1,036
 Portion of rent expense representative of interest factor                  123          119          519          459          451
                                                                     -----------  -----------  -----------  -----------  -----------

                                                                     $    3,728   $    3,239   $   13,581   $   12,538   $   12,386
                                                                     ===========  ===========  ===========  ===========  ===========

Preferred dividends                                                  $    3,292   $    3,735   $   12,121   $   14,251   $   16,863
Accretion of preferred stock                                              1,630        1,615        6,477        6,458        4,573
                                                                     -----------  -----------  -----------  -----------  -----------

                                                                     $    4,922   $    5,350   $   18,598   $   20,709   $   21,436
                                                                     ===========  ===========  ===========  ===========  ===========

Ratio of earnings to fixed charges                                           (a)          (a)          (a)          (a)          (a)
                                                                     ===========  ===========  ===========  ===========  ===========
Ratio of earnings to fixed charges, preferred dividends and
  accretion of preferred stock                                               (b)          (b)          (b)          (b)          (b)
                                                                     ===========  ===========  ===========  ===========  ===========



(a)  Earnings were inadequate to cover fixed charges by $4.0 million, $3.2 million, $22.6 million,  $14.6 million and $4.9 million, respectively, for the three months ended March 31, 1998 and March 31, 1997, and for the years ended December 31, 1997,
     December 31, 1996, and December 31, 1995.

(b)  Earnings were inadequate to cover fixed charges, preferred dividends and accretion of preferred stock by $8.9 million, $8.6 million, $41.2 million, $35.3 million and $26.3 million, respectively, for the three months ended March 31, 1998 and March 31,
     1997, and for the years ended December 31, 1997, December 31, 1996 and December 31, 1995.  Certain of the preferred dividends are, at the option of the Company, payable in kind.



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